Exhibit (m)(2)

SCHEDULE A

BBH TRUST

DISTRIBUTION PLAN FOR RETAIL CLASS SHARES

Annual Fee Rates as of June 29, 2011

Fund:	Annual fee rate:	Effective date:

BBH Core Select	0.25%	06/23/10
BBH Intermediate Municipal Bond Fund	0.25%	06/29/11